EXHIBIT 99.1

First Capital Bancorp, Inc. Reports Net Income of $1.0 Million for the Second Quarter 2013; Net Income of $.07 per Diluted Share Outstanding; Annualized Loan Growth of 19.45%; Annualized Non Interest Bearing Deposit Growth of 43.14%; Non Interest Income Growth of 91.75%

GLEN ALLEN, Va., July 18, 2013 (GLOBE NEWSWIRE) -- First Capital Bancorp, Inc. (the "Company") (Nasdaq:FCVA) parent company to First Capital Bank (the "Bank") reported today its financial results for the second quarter of 2013. For the three months ended June 30, 2013, the Company had net income of $1.0 million and net income available to common shareholders of $915 thousand, or $0.07 per diluted share, compared to a net loss of $7.8 million and a net loss available to common shareholders of $7.9 million, or $0.99 per diluted share, for the same period in 2012.

Earnings

The improvement in quarter over quarter earnings was driven by the overall condition of the Company's business and business environment and by the actions taken in the second quarter of 2012 during which the Company raised capital of $17.8 million and implemented the Asset Resolution Plan. During the four quarters since the capital raise and implementation of the Asset Resolution Plan, net income has totaled $3.3 million and net income per common shareholder has amounted to $.23 per share on a fully diluted basis. This represents an 11.5% return over that period of time for those shareholders who participated in the 2012 capital raise.

Net interest income improved to $4.4 million for the quarter ended June 30, 2013, compared to $4.0 million in the second quarter of 2012, an increase of $432 thousand or 10.85%. The net interest margin for the second quarter of 2013 was 3.61% compared to 3.29% in the second quarter of 2012, a 32 basis point improvement year over year and a 3 basis point improvement over the 3.58% net interest margin reported in the first quarter of 2013.

Recoveries during the quarter ended June 30, 2013 resulting from previously charged off loans provided an increase in the allowance for loan losses such that a provision was not needed. The provision for loan losses was $8.3 million for the second quarter of 2012. The allowance for loan losses increased at June 30, 2013, to $8.6 million or 2.08% of total loans from $7.3 million or 1.97% of total loans at June 30, 2012, and from $7.3 million or 1.93% of total loans at December 31, 2012.

Noninterest income was $744 thousand for the quarter ended June 30, 2013, compared to $388 thousand in the second quarter of 2012, an increase of $356 thousand or 91.75%, driven by the increase in gain on sale of mortgage loans to $303 thousand in the second quarter of 2013 compared to $55 thousand in the second quarter of 2012.

Total noninterest expense was $3.7 million for the quarter ended June 30, 2013, compared to $7.9 million in the second quarter of 2012, a decrease of $4.2 million, primarily due to the non-recurring expenses related to the Asset Resolution Plan and FHLB prepayment penalties incurred during the second quarter of 2012.

First Capital Bancorp, Inc. Chief Executive Officer, John Presley commented: "The Board of Directors and management are pleased with the results for both the second quarter and first half of 2013. Earnings are strong, credit quality metrics are solid, and the growth in core deposits and loans have us well positioned for the rest of the year."

Growth

At June 30, 2013, total assets were $538.9 million compared to $542.9 million at December 31, 2012, a $4.0 million or 0.74% decrease.

Gross loans, excluding loans held for sale, at June 30, 2013 were $412.6 million compared to $376.1 million at December 31, 2012, a $36.5 million or 9.71% increase year to date, and an annualized increase of 19.45%.   The increase in loan balances was due primarily to increased production resulting primarily from a new lending team member hired in the middle of 2012 and an increase in demand from our customers.

Investment securities at June 30, 2013, were $74.9 million compared to $89.7 million at December 31, 2012, a decrease of $14.8 million or 16.00%. To fund the increased loan demand, some higher risk rated bonds were sold and cash flows generated from the investment portfolio were redirected to meet this demand.

Total deposits at the end of the second quarter of 2013 decreased $4.2 million or 0.91% to $454.9 million compared to $459.1 million at December 31, 2012, however, noninterest bearing deposits increased $13.0 million or 21.57% to $73.1 million from $60.1 million at December 31, 2012, representing a 43.14% annualized growth rate in a strategic area of growth for the Bank.

The decrease in the bond portfolio and increase in noninterest bearing deposits contributed to the favorable rise in net interest margin during the second quarter of 2013.

First Capital Bank President and CEO, Bob Watts stated "We are very pleased with the performance of our team as they bring new customers into the bank and we remain proud of the service we are able to provide all of our customers. It is gratifying to see the demand for the products and customer service a community bank such as ours can provide. We look forward to helping more customers in Central Virginia get to work."

Asset Quality

The allowance for loan losses was $8.6 million or 2.08% of total loans at June 30, 2013, compared to $7.3 million or 1.93% of total loans at December 31, 2012. The increase in the allowance for loan losses was primarily a result of recoveries of amounts previously charged off. The allowance for loan loss activity during the second quarter of 2013 was comprised of recoveries of $2.3 million offset by charge-offs of $1.2 million. We believe that the growth in the level of the allowance for loan losses is reasonable in light of our loan growth and the uncertainty that remains in the economy.

Delinquencies, categorized as loans past due 30-89 days, continue to show improvement as well, reported at $1.1 million, or 0.27% of gross loans, at the end of the second quarter of 2013 down from $2.1 million, or 0.55% of gross loans, at the end of the 2012 year.

The following table reflects details related to asset quality and the allowance for loan losses:

	June 30,
	2013	2012
	(Dollars in thousands)
Nonaccrual loans	$5,108	$9,778
Loans past due 90 days and accruing interest	--	--
Total nonperforming loans	5,108	9,778
Other real estate owned	2,158	4,787
Total nonperforming assets	$7,266	$14,565

Allowance for loan losses to period end loans	2.08%	1.97%
Nonperforming assets to total loans & OREO	1.75%	3.90%
Nonperforming assets to total assets	1.35%	2.80%
Allowance for loan losses to nonaccrual loans	168.01%	74.18%

	Three Months Ended
	June 30
	2013	2012
Allowance for loan losses
Beginning balance	$7,467	$8,002
Provision for loan losses	--	8,310
Net charge-offs (recoveries)	(1,116)	9,059
Ending balance	$8,583	$7,253

Capital

Total Risk Based Capital at June 30, 2013, was 13.64%, 364 basis points above the regulatory minimum for well capitalized institutions. Tier One Risk Based Capital at June 30, 2013, was 12.19%. Additionally, tangible common equity increased to 7.82% at the end of the second quarter of 2013 compared to 7.72% at June 30, 2012.

The Bank currently operates seven branches in Innsbrook, near Chesterfield Towne Center on Koger Center Boulevard, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, and in Bon Air, Chesterfield County.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank...Let's Make it Work

First Capital Bancorp, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Selected Operating Data:

Interest income	$ 5,696	$ 5,785	$ 11,307	$ 11,604
Interest expense	1,283	1,804	2,654	3,693
Net interest income	4,413	3,981	8,653	7,911
Provision for loan losses	--	8,310	100	8,875
Other noninterest income	599	388	1,169	700
Securities gains	145	--	176	27
Noninterest expense	3,710	7,894	7,320	11,286
Income (Loss) before income tax	1,447	(11,835)	2,578	(11,523)
Income tax expense (benefit)	446	(4,056)	783	(4,048)
Net income (loss)	$ 1,001	$ (7,779)	$ 1,795	$ (7,475)
Less: Preferred dividends	$ 86	$ 129	$ 172	$ 266
Net income (loss) available to common shareholders	$ 915	$ (7,908)	$ 1,623	$ (7,741)
Basic net income (loss) per common share	$ 0.08	$ (0.99)	$ 0.14	$ (1.42)
Diluted net income (loss) per common share	$ 0.07	$ (0.99)	$ 0.12	$ (1.42)

	As of and for the Three Months Ended		As of and for the Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Balance Sheet Data:

Total assets	$538,937	$520,529	$538,937	$520,529
Loans, net	404,037	361,712	404,037	361,712
Deposits	454,918	438,417	454,918	438,417
Borrowings	33,287	33,081	33,287	33,081
Stockholders' equity	47,625	45,607	47,625	45,607
Book value per share	$3.51	$3.38	$3.51	$3.38
Tangible Common Equity to Assets	7.82%	7.72%	7.82%	7.72%
Total shares outstanding, in thousands	12,023	11,885	12,023	11,885

Asset Quality Ratios
Allowance for loan losses	$8,582	$7,253	$8,582	$7,253
Nonperforming assets	7,266	14,565	7,266	14,565
Net charge-offs (recoveries)	(1,115)	9,059	(1,213)	10,893
Net charge-off (recoveries) to average loans	-0.27%	2.39%	-0.30%	2.89%
Allowance for loan losses to period end loans	2.08%	1.97%	2.08%	1.97%
Nonperforming assets to total loans & OREO	1.75%	3.90%	1.75%	3.90%

Selected Performance Ratios:
Return on average assets	0.75%	-5.83%	0.68%	-2.81%
Return on average equity	8.35%	-61.99%	7.60%	-32.87%
Net interest margin (tax equivalent basis)	3.61%	3.29%	3.59%	3.23%
CONTACT: John M. Presley
         Managing Director and CEO
         804-273-1254
         JPresley@1capitalbank.com

         Or

         William W. Ranson
         Executive Vice President and CFO
         804-273-1160
         WRanson@1capitalbank.com